  Exhibit 99.1

Youngevity International, Inc. Reports 2017 Fourth Quarter
And Full Year Results

Record Full Year Revenues Driven By Strong Commercial Coffee Sales

Fourth Quarter Revenues of $41 million, Up 6.9%

Full Year Revenues of $166 million, Up 1.9%

SAN DIEGO, Calif. ---March 29, 2018 - Youngevity International, Inc. (NASDAQ: YGYI), a leading omni-direct lifestyle company, today reported financial results for the fourth quarter and full year ended December 31, 2017.

Steve Wallach, Chairman and CEO of Youngevity International stated, “We are encouraged by the revenue growth experienced in Q4 and we are optimistic that this growth will continue into 2018. We made a considerable investment in our global infrastructure over the last several years including 2017 and we believe that we are just beginning to see this investment producing revenues.”

Dave Briskie, President and CFO of Youngevity International stated, “Organic growth, which had been a challenge for us during the first three quarters of 2017 seemed to bounce back in Q4. We expect Q1 to display continued progress. With our coffee segment revenue up considerably and international markets showing 28.9% revenue increases over 2016, we intend to set our sights on delivering profitability and improvement to our balance sheet. This will be a main focus of 2018.”

Fourth Quarter 2017 Results

Revenues for the fourth quarter ended December 31, 2017 increased 6.9% to $41,041,000 as compared to $38,403,000 for the fourth quarter ended December 31, 2016. We derived approximately 87% of our revenue from our direct sales and approximately 13% of our revenue from our commercial coffee sales during the quarter. Direct selling segment revenues increased 2.0% to $35,716,000 in the current quarter as compared to $35,025,000 for the quarter ended December 31, 2016. Commercial coffee segment revenues increased 57.6% to $5,325,000 in the current quarter as compared to $3,378,000 for the quarter ended December 31, 2016. This increase was primarily attributed to increased revenues in our green coffee business.

Gross profit for the fourth quarter ended December 31, 2017 increased 3.7% to $23,833,000 as compared to $22,975,000 for the fourth quarter ended December 31, 2016. Gross profit percentage increase was lower than our revenue percentage increase primarily due to the increase in the green coffee business which carries lower margins. Overall gross profit as a percentage of revenues decreased to 58.1% in the current quarter compared to 59.8% in the same period last year.

Operating loss for the fourth quarter ended December 31, 2017 increased $241,000 to $989,000 as compared to $748,000 for the fourth quarter ended December 31, 2016. This increase was primarily due to increases in operating expenses related to our international expansion and legal fees.

Income tax provision for the fourth quarter ended December 31, 2017 was $5,490,000 as compared to an income tax benefit of $740,000 for the fourth quarter ended December 31, 2016. The Company increased the deferred tax valuation allowance by $3,550,000 for the year ended December 31, 2017. The final income tax provision for the year, combined with the additional valuation allowance discussed above resulted in an income tax provision of $5,490,000 for the fourth quarter ended December 31, 2017.

Net loss for the fourth quarter ended December 31, 2017 was $6,820,000 as compared to a net loss of $507,000 for the fourth quarter ended December 31, 2016. The increase in net loss is primarily due to the income tax provision expense discussed above.

Adjusted EBITDA for the fourth quarter ended December 31, 2017 was $302,000 as compared to $352,000 for the fourth quarter ended December 31, 2016.

Full Year 2017 Results

Revenues for the year ended December 31, 2017 increased 1.9% to $165,696,000 as compared to $162,667,000 for the year ended December 31, 2016. During the year ended December 31, 2017, we derived approximately 86% of our revenue from our direct sales and approximately 14% of our revenue from our commercial coffee sales. Direct selling segment revenues decreased by $2,968,000 or 2.0% to $142,450,000 as compared to $145,418,000 for the year ended December 31, 2016. For the year ended December 31, 2017, commercial coffee segment revenues increased by $5,997,000 or 34.8% to $23,246,000 as compared to $17,249,000 for the year ended December 31, 2016. This increase was primarily attributed to increased revenues in our green coffee business and coffee roasting business.

Gross profit for the year ended December 31, 2017 decreased 2.6% to $95,565,000 as compared to $98,137,000 for the year ended December 31, 2016. Gross profit in the direct selling segment decreased by 1.9% to $95,379,000 from $97,219,000 in the prior period primarily as a result of the decrease in revenues discussed above. Gross profit as a percentage of revenues in the direct selling segment increased by approximately 0.1% to 66.9% for the year ended December 31, 2017, compared to 66.8% in the same period last year. Gross profit in the commercial coffee segment decreased to $186,000 compared to $918,000 in the prior period. The decrease in gross profit in the commercial coffee segment was primarily due to increase in raw material costs in the roasting business and additional costs incurred due to increased direct labor costs, repairs and maintenance, depreciation expense and the lower margin impact from the green coffee business. Overall gross profit as a percentage of revenues decreased to 57.7% in the current quarter compared to 60.3% in the same period last year.

Operating expenses for the year ended December 31, 2017 increased 6.1% to $101,447,000 as compared to $95,622,000 for the year ended December 31, 2016. Sales and marketing expense increased 31.6% to $13,708,000 from $10,413,000 for the year ended December 31, 2016 primarily due to increases in convention and distributor events costs, increased wages and related benefits and increased marketing expenses. The increase in convention cost was primarily due to the 20th anniversary celebration of the Company. General and administrative expense increased 21.2% to $21,883,000 from $18,061,000 for the year ended December 31, 2016 primarily due to increased legal fees related to litigation, computer and internet related costs, international expansion, investor relations, depreciation, amortization and stock-based compensation costs.

Operating loss for the year ended December 31, 2017 was $5,882,000 as compared to operating income of $2,515,000 for the year ended December 31, 2016.

Total other expense for the year ended December 31, 2017, increased by $965,000 to $4,068,000 as compared to $3,103,000 for the year ended December 31, 2016. Total other expense includes net interest expense, the change in the fair value of derivative liabilities and extinguishment loss on debt.

Income tax provision for the year ended December 31, 2017 was $2,727,000 as compared to an income tax benefit of $190,000 for the year ended December 31, 2016. This increase was primarily due to the increase in deferred tax valuation allowance by $3,550,000 offset by income tax benefit for the year ended December 31, 2017.

For the year ended December 31, 2017, the Company reported a net loss of $12,677,000 as compared to net loss of $398,000 for the year ended December 31, 2016.

EBITDA (earnings before interest, income taxes, depreciation and amortization) as adjusted to remove the effect of stock-based compensation expense, the change in the fair value of the warrant derivative and extinguishment loss on debt or "Adjusted EBITDA," decreased to a negative $549,000 for the year ended December 31, 2017 compared to $6,772,000 in 2016.

Conference Call Information

Youngevity International will host a conference call today at 4:15 p.m. Eastern Daylight Time (1:15 Pacific Daylight Time) to discuss its financial results, quarterly highlights and business outlook.

Investors can access the conference call by dialing Toll: +1 (206) 402-0100 and entering the access code: 634 174#,  or by web link for international, overflow or to listen anywhere via internet: https://InstantTeleseminar.com/Events/106475763 . It is advised that you dial-in at least five minutes prior to the call.

The conference call will be recorded and available for replay shortly after the conclusion of the call in the Investor Relations section of Youngevity International's website: http://ygyi.com/calls.php. The webcast will be archived for approximately 60 days.

Non-GAAP Financial Measure - Adjusted EBITDA

This news release includes information on Adjusted EBITDA, which is a non-GAAP financial measure as defined by SEC Regulation G.

Management believes that Adjusted EBITDA, when viewed with our results under GAAP and the accompanying reconciliations, provides useful information about our period-over-period growth. Adjusted EBITDA is presented because management believes it provides additional information with respect to the performance of our fundamental business activities and is also frequently used by securities analysts, investors and other interested parties in the evaluation of comparable companies. We also rely on Adjusted EBITDA as a primary measure to review and assess the operating performance of our company and our management team.

Adjusted EBITDA is a non-GAAP financial measure. We calculate adjusted EBITDA by taking net income (loss), and adding back the expenses related to interest, income taxes, depreciation, amortization, stock based compensation expense, change in the fair value of the warrant derivative, non-cash impairment loss and debt extinguishment gain or loss, as each of those elements are calculated in accordance with GAAP. Adjusted EBITDA should not be construed as a substitute for net income (loss) (as determined in accordance with GAAP) for the purpose of analyzing our operating performance or financial position, as Adjusted EBITDA is not defined by GAAP.

About Youngevity International, Inc.

Youngevity International, Inc. ( NASDAQ : YGYI ), is a leading omni-direct lifestyle company -- offering a hybrid of the direct selling business model, that also offers e-commerce and the power of social selling. Assembling a virtual Main Street of products and services under one corporate entity, Youngevity offers products from the six top selling retail categories: health/nutrition, home/family, food/beverage (including coffee), spa/beauty, apparel/jewelry, as well as innovative services. The Company was formed in the course of the summer 2011 merger of Youngevity Essential Life Sciences with Javalution® Coffee Company (now part of the company's food and beverage division). The resulting company became Youngevity International, Inc. in July 2013. For investor information, please visit YGYI.com. Be sure to like us on Facebook and follow us on Twitter.

Safe Harbor Statement

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, forward-looking statements can be identified by terminology such as "may," "should," "potential," "continue," "expects," "anticipates," "intends," "plans," "believes," "estimates," and similar expressions, and includes statements regarding beginning to see our investment in global infrastructure, produce revenues, Q1 displaying continued progress and setting our sights on delivering profitability and improvement to our Balance Sheet. These forward-looking statements are based on management's expectations and assumptions as of the date of this press release and are subject to a number of risks and uncertainties, many of which are difficult to predict that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from current expectations include, among others, our ability to continue our international growth, our ability to leverage our platform and global infrastructure to drive organic growth, our ability to improve our profitability, expand our liquidity, and strengthen our balance sheet, our ability to continue to maintain compliance with the NASDAQ requirements, the acceptance of the omni-direct approach by our customers, our ability to expand our distribution, our ability to add additional products (whether developed internally or through acquisitions), our ability to continue our financial performance, and the other factors discussed in our Annual Report on Form 10-K and our subsequent filings with the SEC, including subsequent periodic reports on Forms 10-Q and 8-K. The information in this release is provided only as of the date of this release, and we undertake no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

Table follows

Youngevity International, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(In thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Revenues	$41,041	$38,403	$165,696	$162,667
Cost of revenues	17,208	15,428	70,131	64,530
Gross profit	23,833	22,975	95,565	98,137
Operating expenses
Distributor compensation	16,360	16,277	65,856	67,148
Sales and marketing	3,058	2,794	13,708	10,413
General and administrative	5,404	4,652	21,883	18,061
Total operating expenses	24,822	23,723	101,447	95,622
Operating (loss) income	(989)	(748)	(5,882)	2,515
Change in the fair value of warrant derivative	1,237	836	2,025	1,371
Interest expense, net	(1,578)	(1,335)	(5,785)	(4,474)
Extinguishment loss on debt	-	-	(308)	-
Total other expense	(341)	(499)	(4,068)	(3,103)
Net loss before income taxes	(1,330)	(1,247)	(9,950)	(588)
Income tax provision (benefit)	5,490	(740)	2,727	(190)
Net loss	$(6,820)	$(507)	$(12,677)	$(398)
Basic loss per share	$(0.35)	$(0.03)	$(0.65)	$(0.02)
Diluted loss per share	$(0.35)	$(0.05)	$(0.68)	$(0.05)

Reconciliation of Non-GAAP Measure
Adjusted EBITDA to Net Loss
(In thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Net loss	$(6,820)	$(507)	$(12,677)	$(398)
Add:
Interest	1,578	1,335	5,785	4,474
Income taxes	5,490	(740)	2,727	(190)
Depreciation	373	399	1,556	1,518
Amortization	735	598	2,782	2,344
EBITDA	1,356	1,085	173	7,748
Add:
Stock based compensation	183	103	995	395
Change in the fair value of warrant derivative	(1,237)	(836)	(2,025)	(1,371)
Extinguishment loss on debt	-	-	308	-
Adjusted EBITDA	$302	$352	$(549)	$6,772

Contacts:

Youngevity International
Dave Briskie
President and Chief Financial Officer
dbriskie@ygyi.com
1 800 982 3189 X6500

Chuck Harbey
PCG Advisory Group
charbey@pcgadvisory.com
P: 646.863.7997